CODE OF ETHICS

I.	Introduction

This Code of Ethics applies to all employees, directors and officers of Harbor Capital (each, as defined further below, a “Supervised Person”). While this Code of Ethics applies to all Supervised Persons and imposes heightened responsibilities and restrictions on those Supervised Persons who have been designated Access Persons and Investment Personnel because their positions involve greater access to information concerning Harbor Funds’ investments. In addition, this Code of Ethics not only covers personal securities transactions by Supervised Persons but also those transactions where the Supervised Person is deemed to be the beneficial owner of the securities, such as transactions by the Supervised Person’s immediate family members who share the same household with the Supervised Person.

The entire Code of Ethics, except for those sections that specifically reference the responsibilities of Access Persons or Investment Personnel, applies to all Supervised Persons. Those Supervised Persons who have been designated as Access Persons or Investment Personnel are also subject to the additional responsibilities set forth in those sections referencing Access Persons or Investment Personnel, as applicable.

II.	Statement of General Principles

The fundamental position of Harbor Capital is, and has been, that each of its Supervised Persons owes a fiduciary duty to the clients of Harbor Capital to place the interests of those clients above the Supervised Persons’ own interests. All Harbor Capital Supervised Persons must conduct their activities and carry out their responsibilities at all times in accordance with the following standards:

•

Each Supervised Person shall place at all times the interests of each client of Harbor Capital first. In particular, each Supervised Person must avoid serving his or her own personal interests ahead of the interests of Harbor Capital clients.

•

Each Supervised Person must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to his or her duties and responsibilities to Harbor Capital clients.

•

Each Supervised Person must not take advantage of his or her position of trust and responsibility at Harbor Capital and must avoid any situation that might compromise or call into question his or her exercise of full independent judgment in the best interests of Harbor Capital clients.

In addition, it is the policy of Harbor Capital that no Supervised Person shall engage in any act, practice or course of conduct that would violate any applicable federal securities laws, including the Advisers Act. Furthermore, with respect to those clients that are investment companies, no Access Person shall engage in any act, practice or course of conduct that would violate Section 17 (j) of the Investment Company Act, or Rule 17j-1 thereunder.

These policies reflect Harbor Capital’s desire to detect and prevent not only situations involving actual or potential conflict of interests, but also those situations involving only an appearance of conflict or of unethical conduct. Harbor Capital’s business is one dependent upon public confidence. The mere appearance or possibility of doubtful loyalty is as important to avoid as actual disloyalty itself. The appearance of impropriety could tarnish Harbor Capital’s name and damage its reputation to the detriment of all those with whom we do business.

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Accordingly, personal financial transactions by Supervised Persons of Harbor Capital must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the person’s position of trust and responsibility through their association with Harbor Capital. In making personal investment decisions with respect to any security, extreme care must be exercised by all Supervised Persons to insure that the prohibitions of this Code of Ethics are not violated. Further, personal investing by an Access Person should be conducted in such a manner so as to eliminate the possibility that the person’s time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of a client’s portfolio.

Without limiting in any manner the fiduciary duty owed by Supervised Persons to each client of Harbor Capital or the provisions of this Code of Ethics, it should be noted that Harbor Capital considers it proper that purchases and sales be made by its personnel in the marketplace of securities owned by the clients of Harbor Capital; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code of Ethics. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved and, for Access Persons, with an investment rather than short-term trading outlook.

It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code of Ethics will not automatically insulate from scrutiny personal securities transactions that show a pattern of abuse by a Supervised Person of his or her fiduciary duty to any client of Harbor Capital.

Harbor Capital encourages all Supervised Persons to contact their supervisor, the Review Officer or the Chief Compliance Officer with any questions they may have about this Code of Ethics. Harbor Capital also encourages all Supervised Persons to contact their supervisor, the Review Officer or the Chief Compliance Officer if they have even the slightest question about the propriety of any action or transaction before engaging in either.

III.	Legal Requirements

Supervised persons of Harbor Capital are also subject to the following restrictions imposed by the Investment Company Act. Rule 17j-1 under the Investment Company Act makes it unlawful for any affiliated person of Harbor Capital, which includes all Supervised Persons, in connection with the purchase or sale of a security held or to be acquired (as defined in Rule 17j-1) by an Affiliated Mutual Fund:

A.	to employ any device, scheme or artifice to defraud an Affiliated Mutual Fund;

B.

to make to an Affiliated Mutual Fund any untrue statement of a material fact or omit to state to an Affiliated Mutual Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

C.	to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon an Affiliated Mutual Fund; or

D.	to engage in any manipulative practice with respect to an Affiliated Mutual Fund.

IV.	Definitions

For purposes of this Code of Ethics, the following definitions shall apply:

A.

The term “Access Person” shall mean any Supervised Person who has access to non- public information regarding any client’s purchase or sale of securities (as defined below) or non-public information regarding the portfolio holdings of any Affiliated Mutual Fund or who is involved in making securities recommendations to clients or has access to such recommendations that are non-public.

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Directors of Harbor Capital who (i) are not employees of Harbor Capital, (ii) are not involved in the day-to-day business activities of Harbor Capital, and (iii) do not have access to non-public information regarding any clients’ portfolio holdings, securities transactions or investment recommendations, are not considered “Access Persons” under this Code of Ethics unless they obtain access to or come into possession of such non-public information. The term “Access Person” does not include, for purposes of this Code of Ethics, any employee, director or officer of any subadviser engaged by Harbor Capital on behalf of any client, including the Affiliated Mutual Funds, that is not otherwise affiliated with Harbor Capital.

B.	The term “Harbor Capital” shall mean Harbor Capital Advisors, Inc.

C.

The term “beneficial ownership” shall mean a direct or indirect “pecuniary interest” (as defined in subparagraph (a) (2) of Rule 16a-1 under the 1934 Act) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of “pecuniary interest” in subparagraph (a) (2) of Rule 16a-1 is complex, the term generally means the opportunity directly or indirectly to provide or share in any profit derived from a transaction in a security. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of:

1.

ownership of securities by any of such person’s immediate family members sharing the same household (including child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

2.	the person’s partnership interest in the portfolio securities held by a general or limited partnership;

3.	the existence of a performance-related fee (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account;

4.	the person’s right to receive dividends from a security provided such right is separate or separable from the underlying securities;

5.	the person’s interest in securities held by a trust under certain circumstances; and

6.

the conversion of a “derivative security” (which term excludes (a) a broad- based index option or future, (b) a right with an exercise or conversion privilege at a price that is not fixed, and (c) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

D.

The term “control” shall mean the power to exercise a controlling influence over the management or policies of Harbor Capital, unless such power is solely the result of an official position with Harbor Capital, all as determined in accordance with Section 2 (a) (9) of the Investment Company Act.

E.	The term “employee” shall mean all employees of Harbor Capital.

F.

The term “Affiliated Mutual Fund” shall mean each series of Harbor Funds and any management investment company registered as such under the Investment Company Act for which an advisory affiliate of Harbor Capital is the primary investment adviser. Please refer to the “Affiliated Mutual Fund” list provided under “Documents” within Harbor Capital’s online Code of Ethics System for a list of the funds managed by an advisory affiliate of Harbor Capital that are subject to this Code of Ethics.

G.	The term “Investment Personnel” shall mean all portfolio managers of Harbor Capital and other advisory persons who assist the portfolio managers in making investment

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decisions for any client, including, but not limited to, analysts and traders. However, portfolio managers and assisting persons whose investment decisions are limited to those involving shares of Harbor Funds are not considered Investment Personnel under this Code of Ethics. Transactions in shares of Harbor Funds by all Supervised Persons are already subject to heightened scrutiny under this Code of Ethics.

H.

The term “Managed Account” shall mean a fully discretionary account opened or maintained by a Supervised Person (or such Supervised Person’s immediate family member) for which a registered investment adviser, bank or other investment manager acting in a similar fiduciary capacity, exercises sole investment discretion. Further, the Supervised Person (or such Supervised Person’s immediate family member) may not be consulted or have any input on specific transactions placed by the investment manager in the Managed Account prior to their execution. An account must be approved as a Managed Account in writing by either the Chief Compliance Officer or the General Counsel before it may be treated as such under this Code of Ethics. A Supervised Person requesting the approval of a Managed Account must submit a copy of the investment management agreement and such other information deemed relevant by the Chief Compliance Officer or General Counsel to assess whether the account would qualify.

I.

The term “material non-public information” with respect to an issuer shall mean information, not yet released to the public, which would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of such issuer.

J.

The term “Non-Controlled Account” shall mean an account that the Supervised Person may be presumed to have beneficial ownership of but the Supervised Person has (i) no direct or indirect influence or control over the account, and (ii) the Supervised Person is not consulted and does not have any input on specific transactions placed in the account prior to their execution. An account must be approved as a Non-Controlled Account in writing by either the Chief Compliance Officer or the General Counsel before it may be treated as such under this Code of Ethics. A Supervised Person requesting the approval of this type of account must submit such information deemed relevant by the Chief Compliance Officer or General Counsel to assess whether the account would qualify.

K.	The term “purchase” shall include the writing of an option to purchase.

L.

The term “Review Officer” shall mean the officer or employee of Harbor Capital designated from time to time by the Chief Compliance Officer of Harbor Capital to receive and review reports of purchases and sales by Access Persons. The term “Alternate Review Officer” shall mean the officer(s) or employee(s) of Harbor Capital designated from time to time by the Chief Compliance Officer of Harbor Capital to support the Review Officer. The Alternate Review Officer(s) shall have the same authority to act under this Code of Ethics as the Review Officer. The Alternate Review Officer shall receive and review reports of purchases and sales by the Review Officer.

M.	The term “sale” shall include the writing of an option to sell.

N.

The term “security” shall have the meaning set forth in Section 202(a)(18) of the Advisers Act (i.e., generally any interest or instrument commonly known as a ‘security’ such as a stock, bond, note or option on securities or securities indices), except that it shall not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

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(iv)	Shares issued by open-end funds other than Affiliated Mutual Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

O.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

P.

The term “significant remedial action” shall mean any action that has a material financial effect upon an Access Person, such as firing, suspending or demoting the Access Person, imposing a substantial fine or requiring the disgorging of profits.

Q.	The term “Supervised Person” shall mean any employee, director or officer of Harbor Capital, including any director who serves as a representative of Harbor Capital’s parent company.

V.	Substantive Restrictions on Personal Trading Activities

A.	Prohibited Activities

While the scope of actions which may violate the Statement of General Principles set forth above cannot be defined exactly, such actions would always include at least the following prohibited activities:

1.

All Supervised Persons shall avoid profiting by securities transactions of a short-term trading nature (including market timing) involving shares of an Affiliated Mutual Fund. Transactions which involve a purchase and sale, or sale and purchase, of shares of the same series of an Affiliated Mutual Fund (excluding the Harbor Money Market Fund and any other short-term fixed income fund offered in the future that is intended to serve primarily as a cash management or similar short term vehicle, provided that the fund has been designated by the Chief Compliance Officer or General Counsel as exempt from this trading restriction) within thirty (30) calendar days shall be deemed to be of a trading nature and thus prohibited unless prior written approval of the transaction is obtained from the Chief Compliance Officer, the General Counsel or the Review Officer. This restriction shall also not apply to purchase and sales of shares an Affiliated Mutual Fund pursuant to an automatic dividend reinvestment plan or automatic investment, rebalance, exchange or withdrawal plan, which includes purchases of shares of an Affiliated Mutual Fund through automatic contributions to an employer sponsored retirement or employee benefit plan. This restriction would also not apply to redemptions out of an Affiliated Mutual Fund that has publicly announced its liquidation and the reinvestment of the proceeds from that liquidating fund into another Affiliated Mutual Fund.

2.

No Access Person shall, directly or indirectly, purchase or sell securities in such a way that the Access Person knew, or reasonably should have known, that such securities transactions compete in the market with actual or considered securities transactions for any client of Harbor Capital, or otherwise personally act to injure any client’s securities transactions.

3.

No Access Person shall use the knowledge of securities purchased or sold by any client of Harbor Capital or securities being considered for purchase or sale by any client of Harbor Capital to profit personally, directly or indirectly, by the market effect of such transactions.

4.	No Access Person shall, directly or indirectly, communicate to any person who is not an Access Person any material non-public information relating to any

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client of Harbor Capital or any issuer of any security owned by any client of Harbor Capital, including, without limitation, non-public portfolio holdings information for any client of Harbor Capital and non-public information regarding the purchase or sale or considered purchase or sale of a security on behalf of any client of Harbor Capital, except to the extent necessary to effectuate securities transactions on behalf of the client of Harbor Capital.

5.

No Access Person shall, directly or indirectly, execute a personal securities transaction if the Access Person has knowledge that a client of Harbor Capital has a pending “buy” or “sell” order in that same or equivalent security (excluding shares of an Affiliated Mutual Fund) until that order is executed or withdrawn. Transactions in shares of an Affiliated Mutual Fund are covered by Section V.A.1 above.

6.

No Access Persons shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the President of Harbor Capital that the board service would be consistent with the interests of clients. Where board service is authorized, Access Persons serving as directors normally should be isolated from those persons making investment decisions through “Chinese Wall” or other procedures. All Access Persons are prohibited from accepting any service, employment, engagement, connection, association or affiliation in or with any enterprise, business or otherwise which is likely to materially interfere with the effective discharge of responsibilities to Harbor Capital and its clients.

Currently, no employees have been designated Investment Personnel under this Code of Ethics as a result of Harbor Capital’s manager-of-managers investment approach and, in the case of the Harbor Target Retirement Funds, as a result of the Harbor Target Retirement Funds limiting their investments to underlying Harbor funds. To the extent Investment Personnel are designated in the future, the following prohibitions would apply to them:

7.

Investment Personnel shall avoid profiting by securities transactions of a trading nature, which transactions are defined as a purchase and sale, or sale and purchase, of the same (or equivalent) securities (excluding shares of an Affiliated Mutual Fund) within sixty (60) calendar days. Transactions in shares of an Affiliated Mutual Fund are covered by Section V.A.1 above.

8.	Investment Personnel shall not, directly or indirectly, purchase any security sold in an initial public offering of an issuer.

9.

Investment Personnel shall not, directly or indirectly, purchase any security issued pursuant to a private placement without obtaining prior written approval from the Review Officer. Investment Personnel who have been authorized to acquire securities in a private placement must disclose such investment when they are involved in client’s subsequent consideration of an investment in the issuer. In such circumstances, the client’s decision to purchase securities of the issuer must be independently reviewed by Investment Personnel with no personal interest in the issuer.

10.

Investment Personnel shall not recommend any securities transaction on behalf of a client without having previously disclosed any beneficial ownership interest in such securities or the issuer thereof to Harbor Capital, including without limitation:

(i)	his or her beneficial ownership of any securities of such issuer;

(ii)	any contemplated transaction by such person in such securities;

(iii)	any position with such issuer or its affiliates; and

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(iv)	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Such interested Investment Personnel may not participate in the decision for the client to purchase and sell securities of such issuer.

11.

Investment Personnel shall not, directly or indirectly, purchase or sell any security or equivalent security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before and after client has purchased or sold such security.

B.	Gift, Entertainment and Anti-Bribery Policy

Supervised persons should not solicit, accept, offer, promise, authorize or provide anything of value, including cash, cash equivalents, gifts or other advantage, which might influence decisions the Supervised Person or the recipient may make in business transactions involving Harbor Capital or which others might reasonably believe could influence those decisions. The soliciting, accepting, offering, promising, authorizing or providing something of value, directly or indirectly through a third party, with the intent to influence a decision made by a Supervised Person or the recipient would be considered a bribe and is strictly prohibited. Even a nominal gift should not be accepted or given if, to a reasonable observer, it might appear that the gift would influence the Supervised Person’s or the recipient’s decision.

In order to minimize any potential conflict of interest or the appearance of a conflict of interest, Supervised Persons are subject to the following restrictions and guidelines with respect to gifts and entertainment involving a person that does business with or provides services to Harbor Capital either directly or on behalf of a Harbor Capital client (a “business associate”). Gifts and entertainment of any value involving a business associate that is a foreign official are prohibited unless approved in advance in writing by either the President, the Chief Compliance Officer or General Counsel.

1.

Gifts: A Supervised Person may not accept a gift from or make a gift to a business associate valued at more than approximately $100 without the written approval of the President or Chief Compliance Officer. Supervised persons may not accept or give any gift of cash or a gift that is substantially the same as cash. Gifts are prohibited from being given in connection with the establishment of a new client relationship with Harbor Capital.

2.

Entertainment: Each Supervised Person is expected to use his or her professional judgment, subject to review by his or her supervisor, in entertaining and in being entertained by a business associate. Provided that both the Supervised Person and business associate attend, a Supervised Person may accept from or provide to a business associate:

(i)

an occasional meal or reception, ticket to a sporting, theater or other comparable event such as a round of golf that is not so frequent, costly or extensive so as to raise any question of impropriety; or

(ii)	a meal, reception or cocktail party in conjunction with a bona fide business meeting.

A Supervised Person may accept or provide transportation to the event provided it is transportation in the ordinary course, such as by arranging for a car service or by sharing a taxi cab. Transportation outside of the ordinary course, such as by airplane, should not be accepted or provided. Similarly, lodging should not be accepted or provided.

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If the Supervised Person and business associate are not both present at such sporting, golf, theater, or other entertainment event, the entertainment should be treated as a gift subject to the gift policy set forth above.

In accordance with the Foreign Corrupt Practices Act, Supervised Persons are prohibited from making any offer, payment, promise or authorization to pay money or anything of value to any foreign official, foreign political party or candidate for public office that is intended to influence any decision to obtain or retain business involving Harbor Capital. Also prohibited are payments made to a third party when the Supervised Person reasonably believes that some or all of such payments will be used to directly or indirectly influence a foreign official. A “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality of a foreign government, or of a public organization, or anyone acting on behalf of such foreign government or department.

C.	Transactions Exempt from Preclearance

This Code of Ethics shall not be deemed to be violated by any of the following transactions:

1.	Purchases or sales for an account over which the Supervised Person or Access Person has no direct or indirect influence or control;

2.	Purchases or sales in a Managed Account;

3.

Purchases or sales of exchange-traded funds (ETFs) that replicate the performance of the broad-based indices listed on Appendix A. This includes those ETFs that correspond to the daily performance or inverse performance of the broad-based indices listed on Appendix A;

4.	Purchases or sales which are non-volitional on the part of the Supervised Person or Access Person;

5.

Purchases or sales pursuant to an automatic investment plan, which is a program by which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan;

6.

Purchases made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the Access Person from the issuer, and sales of such rights so acquired;

7.	Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class;

8.

Purchases or sales for which the Supervised Person, Access Person or Investment Personnel has received prior written approval from Harbor Capital. Prior approval shall be granted only if a purchase or sale of securities is consistent with the purposes of this Code of Ethics, the Investment Advisers Act and Rule 204A-1 thereunder and Section 17 (j) of the Investment Company Act and rules thereunder; and

9.

Purchases or sales made in good faith on behalf of a client, it being understood by, and disclosed to, each client that Harbor Capital may make contemporaneous investment decisions and cause to be effected contemporaneous executions on behalf of one or more of its clients and that such executions may increase or decrease the price at which securities are purchased or sold for the clients.

VI.	Compliance Procedures

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A.	Ownership of Shares of an Affiliated Mutual Fund

Every Supervised Person who beneficially owns shares of an Affiliated Mutual Fund is required to own such shares either:

1.

directly with the Affiliated Mutual Fund in the name of the Supervised Person or in the name of an immediate family member (or other person or entity whose direct ownership causes the Supervised Person to be deemed to be the beneficial owner of the shares);

2.	through the Harbor Capital retirement or employee benefit plans;

3.

through a retirement or employee benefit plan sponsored by a family member’s employer to the extent the Supervised Person is the beneficial owner of the shares as a result of the ownership of the shares by that family member;

4.

through an asset allocation or “wrap” program sponsored by a financial institutional such as a broker-dealer or bank where all investment and trading decisions are made by the program sponsor in accordance with a pre- determined asset allocation model (i.e., a hard coded model program) and the Supervised Person (or family member to the extent the Supervised Person is the beneficial owner of those shares) has no discretion over the particular investments selected or trades placed;

5.	through a Managed Account; or

6.	through a Non-Controlled Account.

Every Supervised Person who is not an Access Person shall submit to Harbor Capital via Harbor Capital’s online Code of Ethics System a list of the persons (other than the Supervised Person) who are the record owners of the shares of an Affiliated Mutual Fund that are beneficially owned by the Supervised Person and the associated account numbers or name of employer sponsoring the retirement or employee benefit plan. Every Supervised Person who owns shares of an Affiliated Mutual Fund through an asset allocation program or Managed Account must also submit to Harbor Capital via Harbor Capital’s online Code of Ethics System the identity of the program sponsor or investment manager and must certify initially and then quarterly thereafter that he or she has no discretion over the particular investments selected or trades placed by that asset allocation program or investment manager to the Managed Account. Further, the investment manager must certify at least annually that he or she does not consult with the Supervised Person regarding individual transactions in the Managed Account before they occur. Access persons are required to provide Harbor Capital with this information in the manner set forth in Section VI.D below.

B.	Preclearance for Personal Securities Investments

Every Access Person shall be required to submit their intent to trade in securities (other than trades in shares of an Affiliated Mutual Fund) for their own account via Harbor Capital’s online Code of Ethics System. In addition, every Supervised Person (including Access Persons) shall be required to submit via Harbor Capital’s online Code of Ethics System their intent to trade in shares of an Affiliated Mutual Fund if the transaction would be prohibited by Section V.A.1. above (i.e., the purchase and sale or sale and purchase transactions would be within 30 calendar days) shall be required to submit via Harbor Capital’s online Code of Ethics System their intent to engage in such a transaction.

Transactions in an Affiliated Mutual Fund that occur through an asset allocation program that satisfies the conditions of Section VI.A.4 above are not considered volitional on the part of the Supervised Person (or family member to the extent the Supervised Person is the beneficial owner of those shares) and are therefore not

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subject to this preclearance requirement. Transactions in an Affiliate Mutual Fund are, however, subject to the reporting requirements under subsection D below.

Transactions in a Managed Account are not subject to this preclearance requirement. A Managed Account must be approved in writing by the Chief Compliance Officer or the General Counsel before it may be treated as such under this Code of Ethics and remains subject to the quarterly reporting requirements under subsection D below.

Transactions in a “Non-Controlled Account” are also not subject to this preclearance requirement. A “Non-Controlled” Account must be approved in writing by the Chief Compliance Officer or the General Counsel before it may be treated as such under this Code of Ethics and is subject to the reporting of the existence of the account.

Transactions in ETFs that replicate the performance of the broad-based indices listed on Appendix A are not subject to this preclearance requirement, but remain subject to the initial, quarterly and annual reporting requirements under subsections D and E below. This includes those ETFs that correspond to the daily performance or inverse performance of the broad-based indices listed on Appendix A.

The Chief Compliance Office or the Review Officer will be obligated to determine whether any prohibitions or restrictions apply to the relevant securities and respond via Harbor Capital’s online Code of Ethics System to the Access Persons or Supervised Persons submitting the preclearance request. If the Chief Compliance Officer or the Review Officer “pre-clears” a particular transaction, the Access Person or Supervised Person shall have four (4) business days following the day that the preclearance request is granted to effect the transaction.

If the Access Person or Supervised Person has not executed the trade during the “preclearance” period, “preclearance” will lapse and the Access Person or Supervised Person may not trade without submitting another preclearance request and have the intended trade “pre-cleared” again.

Neither the Chief Compliance Officer, the Review Officer nor an Alternate Review Officer may pre-clear his or her own trades. A preclearance request submitted by one must be approved by one of the other two.

C.	Records of Securities Transactions

All Access Persons are required to direct their brokers to supply to Harbor Capital on a timely basis duplicate copies of confirmations of all securities transactions and copies of periodic statements for all securities accounts, including Managed Accounts, in which the Access Person has a beneficial ownership interest with the exception of Non-Controlled Accounts. Access persons should complete the sample letter of direction provided under “Documents” within Harbor Capital’s online Code of Ethics System and send it to each of their brokers.

If a Supervised Person is the beneficial owner of shares of an Affiliated Mutual Fund that are held through a retirement or employee benefit plan other than the Harbor Capital retirement plan in accordance with subparagraph (iii) of Section VI, Paragraph A, the Supervised Person is required to provide Harbor Capital with duplicate copies of each quarterly statement provided by that retirement or employee benefit plan which shows the transaction activity in the shares of the Affiliated Mutual Fund.

Certain brokers have agreed to provide that information to Harbor Capital electronically. In those cases, a different letter of direction may be required. A list of those brokers which Harbor Capital has established an electronic feed from is provided under “Documents” within Harbor Capital’s online Code of Ethics System. Access Persons should inform the Review Officer if they have or intend to establish an account with one of the brokers on that list so that a customized letter can be used.

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This would include a securities account in which the Access Person has a beneficial ownership interest.

D.	Personal Reporting Requirements

1.

Quarterly Transactions Certification. Each Access Person shall submit to Harbor Capital, via Harbor Capital’s online Code of Ethics System, a quarterly transactions certification as to all reportable securities transactions during each quarterly period, in which such Access Person has, or by reason of such transactions acquires or disposes of, any beneficial ownership of a reportable security excluding dividends and/or capital gains reinvestments and transactions in Non-Controlled Accounts.

Each quarterly transactions certification shall be made not later than thirty (30) days after the end of each calendar quarter in which the transaction(s) to which the certification relates was effected and shall contain the following information:

(i)	the trade date of each transaction and a description of each security;

(ii)	the nature of each transaction (i.e., purchase, sale or other type of acquisition or disposition);

(iii)	the price at which each transaction was effected and the number of units;

(iv)	the name of the broker, dealer or bank with or through whom each transaction was effected; and

(v)	the date that the report was submitted by the Access Person;

provided, however, that an Access Person is not required to report transactions in shares of an Affiliated Mutual Fund that are held in accordance with Section VI.A above in any account that (i) the Access Person has established directly with the Affiliated Mutual Fund in his or her name or has been established directly with the Affiliated Mutual Fund in the name of another person (e.g. spouse or other immediate family member) and that has previously been disclosed to Harbor Capital in the Access Person’s initial or annual holdings report; or (ii) the Access Person owns through a Harbor Capital retirement plan.

If no transactions in any securities required to be reported were effected during a quarterly period by an Access Person such Access Person shall submit to Harbor Capital via Harbor Capital’s online Code of Ethics System, a quarterly transactions certification within the time-frame specified above stating that no reportable securities transactions were effected.

2.

Initial Reportable Accounts Certification. Every Access Person shall report to Harbor Capital, via Harbor Capital’s online Code of Ethics System, no later than 10 days after the person becomes an Access Person, with respect to any account established by the Access Person in which the Access Person may have a beneficial ownership interest, including Non-Controlled Accounts (with such information current as of a date not more than 45 days prior to the date the person becomes an Access Person):

(i)

the name of any broker, dealer or bank with whom the Access Person maintained an account or for such account in which the Access Person may have a beneficial ownership interest in that holds any securities (including the securities that are excepted from the definition of securities in Section IV, Paragraph N) as of the date the person became an Access Person including Non-Controlled Accounts;

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(ii)	the date that the account was established; and

(iii)	the date that the report was submitted by the Access Person.

3.

Quarterly Reportable Accounts Certification. Every Access Person shall report to Harbor Capital, via Harbor Capital’s online Code of Ethics System, no later than 30 days after the end of each quarter, with respect to any new account established by the Access Person or for such account in which the Access Person may have a beneficial ownership interest, including Non-Controlled Accounts:

(i)

the name of any broker, dealer or bank with whom the Access Person maintained an account that the Access Person may have a direct or indirect beneficial ownership interest in that holds any securities (including the securities that are excepted from the definition of securities in Section IV, Paragraph N) including Non-Controlled Accounts;

(ii)	the date that the account was established; and

(iii)	the date that the report was submitted by the Access Person.

4.

Certifications for (i) Asset Allocation Programs Holding Affiliated Mutual Funds, (ii) Managed Accounts, and (iii) Non-Controlled Accounts. Every Access Person and Supervised Person that maintains a wrap or asset allocation program account that holds Affiliated Mutual Funds must certify initially and then quarterly thereafter that he or she has no discretion over the particular investments selected or trades placed by that asset allocation program. Every Access Person that holds a Managed Account must certify initially and then quarterly thereafter that he or she does not consult with the investment manager regarding individual transactions in the Managed Account before they occur. Further, the investment manager must certify at least annually that he or she does not consult with the Access Person regarding individual transactions in the Managed Account before they occur. Every Access Person that holds a Non-Controlled Account must certify initially and then quarterly thereafter that he or she has no direct or indirect influence or control over the Non-Controlled Account and that he or she is not consulted and does not have any input on individual transactions in the Non-Controlled Account before they occur. These certifications must be submitted to Harbor Capital, via Harbor Capital’s online Code of Ethics System, no later than 30 days after the end of each quarter.

E.	Disclosure of Personal Holdings

1.

Initial Holdings Certification. Each Access Person shall submit to Harbor Capital, via Harbor Capital’s online Code of Ethics System, an initial holdings report no later than 10 days after the person becomes an Access Person that contains the following information (with such information current as of a date not more than 45 days prior to the date the person becomes an Access Person):

(i)

the title, exchange ticker symbol or CUSIP number and number of shares of each security in which the Access Person may have any direct or indirect beneficial ownership when the person became an Access Person excluding securities in Non-Controlled Accounts;

(ii)	the name of the broker, dealer or bank that maintains the account in which the securities are held; and

(iii)	the date that the report was submitted by the Access Person.

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The initial holdings certification should include those securities held in a Managed Account and an asset allocation program that satisfies the conditions of Section VI.A.4.

2.

Annual Holdings Certification. Each Access Person shall submit to Harbor Capital, via Harbor Capital’s online Code of Ethics System, an annual holdings report which contains the following information (with such information current as of a date not more than 45 days prior to the date the report is submitted):

(i)

the title, exchange ticker symbol or CUSIP number and number of shares of each security in which the Access Person may have had any direct or indirect beneficial ownership exclusive of securities in Non-Controlled Accounts;

(ii)	the name of the broker, dealer or bank that maintains the account in which the securities are held; and

(iii)	the date that the report was submitted by the Access Person.

The annual holdings certification should include those securities held in a Managed Account and an asset allocation program that satisfies the conditions of Section VI.A.4.

If a Supervised Person is the beneficial owner of shares of an Affiliated Mutual Fund that are held through a retirement or employee benefit plan other than the Harbor Capital retirement plan, through an asset allocation program or through a Managed Account in accordance with subparagraphs (iii), (iv) or (v) of Section VI, Paragraph A, the Supervised Person shall submit to Harbor Capital, each an initial and annual holdings report in the manner set forth above for Access Persons that disclose the beneficial ownership of shares of an Affiliated Mutual Fund held through the non-Harbor Capital retirement or employee benefit plan, asset allocation program or Managed Account. In the case of an employer sponsored retirement plan or asset allocation program, and in place of disclosing the name of any broker, dealer or bank with whom the account was maintained, the Supervised Person may disclose the name of the employer sponsoring each retirement or employee benefit plan or the name of the asset allocation program sponsor of the program in which shares of the Affiliated Mutual Fund are held.

F.	Initial and Annual Certification of Compliance

All Supervised Persons shall certify initially upon commencement of employment (or status in the case of a non-employee director) and annually thereafter, via Harbor Capital’s online Code of Ethics System, that they:

1.	have read and understand this Code of Ethics and recognize that they are subject hereto;

2.	have complied with the requirements of this Code of Ethics; and

3.	have disclosed or reported all personal securities transactions, holdings and accounts which are required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

G.	Joint Participation

Access persons should be aware that a specific provision of the Investment Company Act prohibits such persons, in the absence of an order of the Securities and Exchange Commission, from effecting a transaction in which an Affiliated Mutual Fund is a “joint or a joint and several participant” with such person. Any transaction that

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suggests the possibility of a question in this area must be presented to Harbor Capital’s General Counsel and Chief Compliance Officer for review.

VII.	Review of Reports

Harbor Capital has established the following policies and procedures to ensure that the reports submitted by Supervised Persons pursuant to this Code of Ethics are reviewed on a quarterly basis and that potential violations of this Code of Ethics are identified and appropriately addressed.

A.

Harbor Capital has adopted a Policy to Monitor Employee Investment Accounts for Inappropriate Trading Activities which requires certain officers and managers of Harbor Capital and officers of Harbor Funds, including the Review Officer (collectively, the “Market Timing Review Officers”), to meet on a quarterly basis to review transactions in accounts held directly and in the Harbor Capital retirement plan by a Supervised Person for short-term trading in Harbor Funds shares in violation of the Code of Ethics. If market timing or inappropriate trading activity of a material nature is found, the President, General Counsel or Chief Compliance Officer of Harbor Capital shall report such findings promptly to the Board of Trustees of Harbor Funds.

The Review Officer shall review activity in shares of Harbor Funds that are held through a retirement or employee benefit plan other than the Harbor Capital retirement plan by reviewing duplicate account statements provided by the plan on a quarterly basis.

A Harbor Funds officer is required to certify on an annual basis either that no market timing activity by Supervised Persons in Harbor Fund shares has occurred in violation of the Code of Ethics or that any market timing activity by Supervised Persons has been promptly reported to the Board of Trustees of Harbor Funds.

B.

On at least a quarterly basis, the Review Officer shall compare the reported personal securities transactions by Access Persons with initial and annual holding reports submitted by Access Persons to determine whether all personal securities transactions have been reported and pre-cleared, if preclearance is required, during the applicable quarter. If it is determined that a particular personal securities transaction has not been reported and preclearance of such transaction was required, the Review Officer shall review the identified transaction against transactions in the same security that were held by clients of Harbor Capital, including a Harbor Funds, during that quarter to determine whether a violation of this Code of Ethics may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material. The Alternate Review Officer shall be responsible for reviewing the personal securities transactions of the Review Officer.

C.

If the Review Officer determines that a material violation of this Code of Ethics has or may have occurred, he or she shall submit a written determination, together with the related report by the Access Person or Supervised Person and any additional explanatory material provided by the Access Person or Supervised Person to the President and Chief Compliance Officer of Harbor Capital, who shall make an independent determination of whether a violation has occurred. If the President or Chief Compliance Officer determines that a violation has occurred and that it is material, the Board of Trustees of Harbor Funds shall be informed of such violation promptly.

VIII.	Reporting Violations

If any Supervised Person becomes aware of what he or she believes may be a violation of this Code of Ethics by that Supervised Person or any other Supervised Person, the Supervised Person is required to report that violation to the Chief Compliance Officer of Harbor Capital

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promptly. If the Chief Compliance Officer is not available, the Supervised Person should report to the Review Officer promptly. The Review Officer is responsible for making the Chief Compliance Officer aware of any such report which the Review Officer has received. Harbor Capital encourages Supervised Persons to talk with the Chief Compliance Officer or Review Officer if they are unsure as to whether something would be considered a violation of this Code of Ethics. Any concerns relating to the Chief Compliance Officer should be reported directly to the President or General Counsel of Harbor Capital.

Employees may also submit what they believe to be violations under this Code of Ethics anonymously through Harbor Capital’s online Code of Ethics System. Concerns submitted electronically through that system will be reported simultaneously to both the Chief Compliance Officer and the President of Harbor Capital without identifying the person submitting the concern.

Harbor Capital encourages its employees to report what they believe to be violations under this Code of Ethics. Accordingly, it is Harbor Capital’s policy that no employee may retaliate against another employee for reporting what he or she believes in good faith may be a violation of this Code of Ethics, irrespective of whether an actual violation of the Code of Ethics is ultimately found to have occurred or not. Actions considered to be retaliatory would include efforts to threaten, harass, demote, discharge or otherwise discriminate against the reporting employee. Any employee found to be retaliating against another employee for reporting in good faith suspected Code of Ethics violations will be subject to sanction under this Code of Ethics, up to and including removal, suspension or demotion from office.

IX.	Sanctions

Any violation of this Code of Ethics shall result in the imposition of such sanctions as Harbor Capital may deem appropriate under the circumstances, which may include, but is not limited to, removal, suspension or demotion from office, imposition of a fine, disgorgement of profits, a letter of censure and/or restitution to the affected client of an amount equal to the advantage the offending person shall have gained by reason of such violation.

X.	Recordkeeping Requirements

Harbor Capital shall maintain and preserve in an easily accessible place:

A.	A copy of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years.

B.	A record of all initial and annual certifications submitted by each person who is currently, or who has been within the past five years, a Supervised Person of Harbor Capital.

C.	A record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs.

D.

A copy of each report (or computer printout) submitted under this Code of Ethics for a period of five years. Only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place.

E.

A list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics and whether those persons were designated Access Persons or Investment Personnel.

F.	The names of each person who is serving or who has served as Chief Compliance Officer, General Counsel and Review Officer within the past five years.

XI.	Miscellaneous

A.	Confidentiality

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All information obtained from any Access Person hereunder shall be kept in strict confidence by Harbor Capital, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission, or any other regulatory or self-regulatory organization, to the extent required by law or regulation.

B.	Notice to Supervised Persons

Harbor Capital shall provide all Supervised Persons with a copy of the Code of Ethics and any amendments thereto and shall inform all Supervised Persons of their respective duties and responsibilities under the Code. Harbor Capital shall identify all persons who are considered to be “Access Persons,” “Investment Personnel” and “portfolio managers,” and inform such persons of their respective specific duties and responsibilities under this Code of Ethics.

C.	Interpretation and Waiver

With respect to matters of interpretation or dispute arising under this Code of Ethics, the Review Officer may refer to the Chief Compliance Officer, the President and/or the General Counsel of Harbor Capital who may, exercising their reasonable judgment, make determinations as to the meaning and effects of this Code of Ethics.

The Chief Compliance Officer may, after consultation with the President and the General Counsel, waive compliance by any person with respect to any provision of this Code of Ethics if he or she finds that such a waiver: (i) is necessary to alleviate hardship or in view of unforeseen circumstances and is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of this Code of Ethics; (iii) will not adversely affect the interests of clients of Harbor Capital; (iv) does not contravene applicable law; and (v) is not likely to permit a securities transaction or conduct that would violate provisions of applicable laws or regulations. However, waivers will be granted only in rare instances and some provisions of this Code of Ethics that are mandated by law or regulation cannot be waived. The President, and not the Chief Compliance Officer, has authority to waive compliance by the Chief Compliance Officer with respect to any provision of this Code of Ethics in the circumstances discussed above. Any waiver shall be in writing, shall contain a statement of the basis for it, and a copy shall be retained by the Review Officer. The Review Officer is responsible for maintaining appropriate records of and preparing any reports required with respect to, any waivers of provisions of this Code of Ethics. Additionally, a record of any such waivers shall be retained for a period of five years.

D.	Amendments

The Chief Compliance Officer, after consultation with the President and General Counsel, may authorize additions and/or deletions to the list of broad-based indices in Appendix A. Changes solely to the list of broad-based indices in Appendix A shall not be considered an amendment to this Code of Ethics.

Effective: September 1, 2015

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Appendix A

BROAD-BASED INDICES

Barclays U.S. Aggregate Bond Index

CRSP U.S. Total Market Index

FTSE All-World Index (including ex U.S.)

FTSE Emerging Index

iBoxx $ Liquid Investment Grade Index

MSCI All-World Country Index (ACWI) (including ex U.S.)

MSCI U.S. Broad Based Market Index

MSCI EAFE Index

MSCI Emerging Markets Index

MSCI U.S. REIT Index

NASDAQ-100 Index

Russell 3000® Growth Index

Russell 3000® Value Index

Russell 3000® Index

Russell 1000® Index

Russell 1000® Growth Index

Russell 1000® Value Index

Russell Midcap® Growth Index

Russell Midcap® Index

Russell Midcap® Value Index

Russell 2000® Index

Russell 2000® Value Index

Russell 2000® Growth Index

S&P 500 Index

S&P Small Cap 600 Index

S&P Midcap 400 Index

The BofA Merrill Lynch 0-5 Year US High Yield Constrained Index

The BofA Merrill Lynch US High Yield Constrained Index

The BofA Merrill Lynch US High Yield Index

Treasury Indices – any index comprised of Treasury securities

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